Exhibit 10.5

[Date] Equity Grant Agreement
GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (“Plan”)

GE HealthCare Stock Option Grant Agreement (“Grant Agreement”)
For <<Employee Name>> (“Grantee”)

Grant Date	Option Shares Granted	Option Exercise Price*	Option Expiration Date	Vesting Schedule
				Number of Option Shares	Vesting Date
<<Date>>	<<Number>>	$	<<Month>> 1, <<Year>>	33%	<<Month>> 1, <<Year>>
				33%	<<Month>> 1, <<Year>>
				34%	<<Month>> 1, <<Year>>
*Exercise price shall be no less than the Fair Market Value of a share of Common Stock on the Grant Date.
1.Grant. The Talent, Culture, and Compensation Committee (“Committee”) of the Board of Directors of GE HealthCare Technologies Inc. (“Company”) has granted an option to purchase the above number of shares of Common Stock to the Grantee subject to the terms of this Grant Agreement (“Option”). Without limiting any condition of this Option award, the award is subject to cancellation and forfeiture if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, the Option entitles the Grantee to purchase from the Company the vested number of shares of Common Stock, each at the Option Exercise Price provided above, in accordance with the terms of this Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.
2.Vesting and Expiration Date. In order for all or part of the Option to become vested, the Grantee must not incur a Termination of Employment from the Grant Date through the applicable Vesting Date listed above. Upon the earlier of the Option Expiration Date and the Grantee’s Termination of Employment for any reason, the Option shall be cancelled and forfeited in full (including with respect to any vested but unexercised rights), except as specifically provided below.
i.Death or Disability. If the Grantee’s Termination of Employment is a result of the Grantee’s death or Disability, then (A) any unvested rights under the Option shall vest and become immediately exercisable as of such Termination of Employment, and (B) all vested rights under the Option (after giving effect to the preceding clause (A)) shall remain exercisable until the Option Expiration Date.

ii.Retirement Eligibility. If the Grantee meets the requirements for Retirement while in continuous employment and has a Termination of Employment after meeting such requirements prior to the final Vesting Date listed above and after the one-year anniversary of the Grant Date, then (A) the Grantee shall continue to vest in any unvested Options in accordance with the Vesting Schedule above as if the Grantee had remained in continuous employment, and (B) all vested rights under the Option (after giving effect to the preceding clause (A)) shall remain exercisable until the Option Expiration Date.

For purposes of this Grant Agreement Retirement means attainment of:

a.age 65;
b.age 60 and completion of at least five years of continuous employment; or
c.age 55 and completion of at least ten years of continuous employment.

If retirement at an earlier age than noted in (a), (b) or (c) above is mandatory under applicable law or policy in the country where the Grantee is employed, for purposes of the Grant Agreement Retirement means the mandatory retirement date and the applicable service requirement closest to such date under (a), (b) or (c) above.

For purposes of the Grant Agreement continuous employment means continuous employment with the Company, or an Affiliate (or with General Electric Company or any of its affiliates through the date of the Company’s spinoff from General Electric Company) ending on the Termination of Employment.

Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Grantee’s jurisdiction that would likely result in the favorable treatment applicable to the Award pursuant to subparagraphs (i)-(iii) being deemed unlawful and/or discriminatory, then such favorable treatment shall not be applied.

iii.Transfer of Business to Successor Employer. If the Grantee’s Termination of Employment occurs as a result of transferring directly to employment with a successor employer in connection with the transfer by the Company or an Affiliate of a business operation, then (A) any unvested rights under the Option shall vest and become immediately exercisable as of such Termination of Employment, and (B) all vested rights under the Option (after giving effect to the preceding clause (A)) shall remain exercisable only until the earlier of (x) 90 days after such Termination of Employment, and (y) the original Option Expiration Date.

iv.Termination of Employment for Cause. If the Grantee’s Termination of Employment is for Cause, the Option shall be cancelled immediately (whether vested or unvested) and shall be unexercisable.

v.Other Termination of Employment. If the Grantee’s Termination of Employment occurs for any reason not described, then the unvested portion of the Option shall be cancelled as of such Termination of Employment and the vested portion of the Option shall remain exercisable only until the earlier of (a) 90 days after such Termination of Employment and (b) the original Option Expiration Date.
3.Notice and Manner of Exercise. The Grantee may elect to exercise all or part of the Option (to the extent vested) by notifying the Company (through such administrative procedures as it may establish) of the number of shares of Common Stock to be purchased (exercised) and the date or share price upon which such Options shall be exercised. The number of shares of Common Stock delivered shall be reduced to cover the Option Exercise Price and applicable tax withholdings and fees, except as otherwise approved by the Committee or its delegates. Delivery shall be electronic through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company.
The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code. Likewise, the method of exercising Options under this Grant Agreement may be adjusted for compliance with applicable law in the jurisdiction applicable to the Grantee.

4.Reserved.
5.Data Security and Privacy.

i.Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering, and managing the Plan. The Company collects, processes, and uses the Grantee’s personal data in compliance with the Company’s Employment Data Protection Standards and the Uses of Employment Data for the Company’s entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.myhr.gehealthcare.com.
ii.Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration, and management of the Plan (the “Third-Party Administrator”). In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan. The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal.

6.Non-solicitation, Non-competition, and Compliance with Agreements.

i. Non-solicitation. During the Grantee’s employment with the Company or any Affiliate, and for a period of twelve months after his/her Termination Date (the “Restricted Period”), Grantee will not, for the benefit of a Competitor or other business, directly or through assistance to others, participate in soliciting a Covered Employee to leave the employment of the Company or assist a Competitor or other business in efforts to hire a Covered Employee away from the Company without the Company’s advance written approval.

“Competitor” refers to any business (person, entity, or organization) that is engaged in, or preparing to engage in providing a Competing Product.
“Competing Product” is a product or service that would displace the business opportunities for, or otherwise compete with the products and/or services (existing or under development) that Grantee had material involvement with during the Look Back Period so long as the Company remains in such line of business. It will be presumed that material involvement includes access to Confidential Information about a product or service, involvement with a product through assisting in cross selling the product where it is normally sold by a different part of the Company’s business, and supervision of other individuals who are selling or providing the product or service.
“Confidential Information” has the meaning described in the Employee Innovation and Proprietary Information Agreement (“EIPIA”).
“Covered Employee” means an individual employed at the Lead Professional Band or higher (or any future equivalent management levels) to provide services to (or on behalf of) the Company that Grantee worked with, gained knowledge of, or was provided Confidential Information about as a result of Grantee’s employment with Company during the Look Back Period. A Covered Employee shall be presumed to also include individuals who have, within the preceding 90 days, resigned their employment with the Company and have continuing contractual obligations to the Company.

“Look Back Period” is the two years that precede the Grantee’s Termination of Employment.
If the Grantee primarily resides in California, the terms in footnote 1 will apply to Section 6. i.1

If the Grantee primarily resides in Washington, the terms in footnote 2 will apply to Section 6. i.2
1 If Grantee primarily resides in California, the post-employment obligation in Sections 6.i will not apply.

2 If Grantee primarily resides in Washington, the choice of law in the Grant Agreement, including the Global Addendum, shall not be applied to the extent it deprives the Grantee of the protections or benefits of the Wash. Rev. Code § 49.62.005–900 (2020) (the “Washington Act”), and the Grant Agreement shall not be applied so as to require Grantee to adjudicate a covenant covered by the Washington Act outside the state of Washington. Section 7.i. is modified to only prohibit solicitation by the Grantee of any Covered Employee who is an employee of the Company to leave employment with the Company in accordance with the definition of an enforceable “Nonsolicitation agreement” under the Washington Act. Section 7. ii. is modified to only prohibit solicitation by Grantee of any Covered Customer of the Company who is then a current customer to cease or reduce the extent to which the customer is doing business with the Company in accordance with the definition of an enforceable “Nonsolicitation agreement” under the Washington Act. Section 7. ii. will only be enforceable against Grantee if as of the date enforcement is sought or Grantee’s last day of employment (whichever is earlier) Grantee’s earnings from the Company in the prior year (or portion thereof for which Grantee was employed), when annualized, exceed the inflation-adjusted equivalent of one hundred thousand dollars ($100,000) per year as of Jan. 1, 2020 (the “Adjusted Threshold”) (adjusted as provided for in the Washington Act).  This Adjusted Threshold figure is published annually at https://lni.wa.gov/workers-rights/workplace-policies/Non-Compete-Agreements.  In the event Grantee’s employment is terminated as a result of a layoff, Section 7. ii. will not be enforced by the Company unless the Company agrees at the time of Grantee’s layoff to provide Grantee with the payments required by Washington Act to keep such covenants in effect.

ii.Non-competition. During the Restricted Period, Grantee will not provide services to or be associated with a Competitor in any role or position (as an employee, director, owner, consultant or otherwise) that would involve his/her participation in Competitive Activity within the Restricted Area.
“Competitive Activity” is activity that involves (a) providing services to or for a Competitor that are the same as or similar in function or purpose to those services Grantee provided to or for the Company during the period of his/her employment with the Company (inclusive of employment with an acquired business that is now part of the Company) in the Look Back Period, (b) providing a Competing Product to a Covered Customer, or accepting business from a Covered Customer that involves a Competing Product, (c) owning, operating, or managing a business that is a Competitor, or (d) participating in other activity that is likely to result in the use or disclosure of Confidential Information for the benefit of a Competitor.
“Covered Customer” means a customer of the Company that Grantee had material contact within the Look Back Period. Material contact will be presumed present if in the Look Back Period (i) the Grantee (or persons under his/her supervision) provided services to or had business-related contact with the customer on behalf of the Company, (ii) Grantee was provided Confidential Information about the customer, or (iii) Grantee received commissions or other beneficial credit from the Company for business conducted with the customer. Customers will be presumed to include active customer prospects as of the Grantee’s Termination of Employment that he/she had material contact with or Confidential Information about and will not be limited to the end user or purchaser of the Company’s products or services but shall also be understood to include customer representatives such as GPOs (Group Purchasing Organizations).
“Restricted Area” refers to the geographic locations of the Covered Customers and each geographic area, by state, county, or other recognized geographic boundary (as used in the ordinary course of the Company’s business) that is assigned to Grantee as a limitation on where he/she is to do business for the Company in the Look Back Period if his/her responsibilities for the Company and access to Confidential Information (through group management meetings or otherwise) is limited to a specific geographic territory. If Grantee is not assigned a specific geographic territory that is limited in the forgoing way, or the forgoing scope of Restricted Area is not enforceable, then the Restricted Area shall be the geographic markets where the Company does business that Grantee has involvement with or has been provided Confidential Information about in the course of his/her employment during the Look Back Period and that could be used to harm the protectable interests of the Company which will be presumed to be, if Grantee works or resides in the United States the state where he/she resides, the state from which he/she is assigned to work, if different from his/her state of residence, the contiguous states, and each additional state within the United States where the Company does business or, if Grantee is not based in the United States, the country in which he/she works and resides. Grantee will not, through remote communications from outside of the Restricted Area, engage in prohibited activity that reaches into, relates to, or otherwise materially involves business within the Restricted Area. If the Restricted Area is not clear to Grantee upon his/her Termination of Employment, he/she will seek clarification from the Company’s Legal Department within 14 days after the Termination Date. Grantee agrees not to complain about any uncertainty he/she may have regarding the Restricted Area applicable to him/her if he/she does not do so.
If Grantee primarily resides in California, Colorado, or Minnesota, the post-employment obligations in Section 6. ii. will not apply. If Grantee primarily resides in Washington, the terms in footnote 2 will apply to Section 6. ii.

iii.Compliance with Agreements. Grantee will comply with and shall not breach any contractual obligations Grantee has to the Company or an Affiliate, including, but not limited to, obligations Grantee has not to disclose the Company’s or any Affiliate’s Confidential Information. To the extent Grantee is subject to any existing agreements restricting Grantee’s ability to compete with the Company or any Affiliate (the “Prior Agreements”), this Grant Agreement will supplement, and not replace or reduce the applicability or enforceability of the Prior Agreements. Grantee acknowledges that the scope of the restrictions in this Section 6 of this Grant Agreement may be different from those contained in other agreements with the Company or an Affiliate because the purpose of, and justification for the restrictions in this Grant Agreement may be different as described in Section 6.vii hereof.

iv.Relief. Grantee agrees that any breach by him/her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and the Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and the Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and the Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as to repay any payments made hereunder (regardless of whether the Option is vested), except to the extent that such reimbursement is prohibited by law.

v.Consideration. Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this Section 6.

vi.Grantee Rights. Nothing in this Grant Agreement prevents Grantee from or interferes with the Grantee’s rights to file a claim or charge or participate, with or without notice to the Company, in an investigation or proceeding of a law enforcement authority or government agency, including any state or federal fair employment practices agency

(such as the Equal Employment Opportunity Commission), the U.S. Securities and Exchange Commission, the Department of Labor, the Department of Justice, and the Financial Industry Regulatory Authority.

Nothing in this Grant Agreement prevents the Grantee from disclosing information about acts in the workplace that Grantee has reason to believe are unlawful, including, but not limited to, harassment, discrimination, or any other conduct. If the Grantee primarily resides in Washington, the terms in footnote 3 will apply to Section 6.vi.3
vii.Purpose. The purpose of, and justification for the restrictions in this Section 6 is to ensure Grantee’s conduct remains aligned with the interests of other stakeholders in the business and Grantee does not engage in conduct that is detrimental to, and inconsistent with the interests of the stakeholders and participants in the Plan if Grantee is going to be provided the opportunity to participate as a stakeholder in the business of the Company and benefit from the growth of the business, either as an Option holder or holder of other equity granted under the Plan.

7.Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
8.Alteration/Termination. Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue, or terminate the Option without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the EIPIA or any other confidentiality, non-solicitation, or non-competition agreement with the Company or any Affiliate, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Affiliate or (c) occurred prior to the Grantee’s Termination of Employment and would give rise to a Termination of Employment for Cause (regardless of whether such conduct is discovered before or after the Grantee’s Termination of Employment), the unexercised portion of the Option shall be cancelled immediately, and any amounts previously conveyed under this Grant
3 If Grantee primarily resides in Washington, nothing in this Grant Agreement will be construed to prohibit Grantee from disclosing or discussing conduct Grantee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault or recognized as a clear mandate of public policy or disclosing the existence of a settlement involving any such event or conduct.

Agreement shall be subject to recoupment. In any event, the Option provided under this Grant Agreement and any shares of Common Stock previously conveyed or other payments made in respect thereof, shall be further subject to the Company’s recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Grantee, and to such compensation, including, but not limited to, the GE HealthCare Technologies Inc. Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as in effect and amended from time to time. By accepting the grant of Options under this Grant Agreement, the Grantee acknowledges, agrees and consents to the Company’s application, implementation, and enforcement of (x) such recoupment policies with respect to all covered compensation received or to be received by the Grantee, to the extent applicable, and (y) any provision of applicable law relating to cancellation, recoupment, recession, or payback of compensation and expressly agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares of Common Stock and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares of Common Stock and other assets to the Company. To the extent that the terms of this Grant Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail. Also, the Option shall be null and void to the extent the grant of the Option or the vesting or exercise thereof is prohibited under the laws of the country of residence of the Grantee.
9.Plan Terms and Definitions. Except to the extent that the context clearly provides otherwise, all capitalized terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.
10.Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.
11.Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.
12.Stockholder Rights. The Grantee shall not have any voting or other stockholder rights unless and until shares of Common Stock are actually delivered to the Grantee.
13.No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any Affiliate.
14.Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and the Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).
15.No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.

16.Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, or administrators.

17.Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the exemption for stock rights described in Treas. Reg. § 1.409A-1(b)(5) and/or another exemption).

18.Entire Agreement. This Grant Agreement, the Plan, and any rules, procedures, and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the Option. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Global Addendum. Notwithstanding any provisions in this document to the contrary, the Option will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Grant Agreement.
11